Exhibit 4.4
AMENDMENT AND WAIVER NO. 4 TO THE CREDIT AGREEMENT
Dated as of December 20, 2005
          AMENDMENT AND WAIVER NO. 4 TO THE CREDIT AGREEMENT (this “Amendment”) among ENCORE MEDICAL IHC, INC., a Delaware corporation (the “Borrower”), ENCORE MEDICAL CORPORATION, a Delaware corporation (“Holdings”), the banks, financial institutions and other institutional lenders parties to the Credit Agreement referred to below (collectively, the “Lenders”) and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).
PRELIMINARY STATEMENTS:
          (1) WHEREAS, the Borrower, Holdings, the Lenders and the Administrative Agent have entered into a Credit Agreement dated as of October 4, 2004, as amended by Letter Amendment and Waiver No. 1, dated as of February 14, 2005, Amendment and Waiver No. 2, dated as of May 5, 2005 and Letter Amendment No. 3, dated as of July 21, 2005 (such Credit Agreement, as so amended, the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement;
          (2) WHEREAS, the Borrower has requested that the Lenders amend and waive certain provisions to the Credit Agreement as described below and including, without limitation, an increase of the Revolving Credit Commitments; and
          (3) WHEREAS, the Lenders have agreed, subject to the terms and conditions hereinafter set forth, to amend and waive certain provisions to the Credit Agreement as set forth below.
          NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:
          SECTION 1. Amendments to the Credit Agreement. The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, hereby amended as follows:
          (a) Section 1.01 of the Credit Agreement is hereby amended as follows:
     (i) By deleting, in clause (iv) of the definition of “Consolidated EBITDA” the amounts “$10,000,000” and “$5,000,000” and by replacing such amounts with, respectively, the amounts “$20,000,000” and “$15,000,000”.

     (ii) By deleting in the definition of “Consolidated EBITDA” clause (vi) thereof and by inserting the following clause (vi) in its place:
“(vi) restructuring and integration costs incurred (A) in connection with the Transaction through December 31, 2005; provided that the maximum amount of costs incurred under this subclause (A) shall not exceed $5,000,000, and (B) in connection with the Compex Acquisition through the date that is twelve months after the Fourth Amendment Effective Date; provided that the maximum amount of costs incurred under this subclause (B) shall not exceed $7,500,000,”
     (iii) By deleting in the definition of “Consolidated EBITDA” clause (viii) thereof and by inserting the following clause (viii) in its place:
“(viii) transaction fees and expenses related to (A) attempted or completed acquisitions (other than the Transaction) up to a maximum aggregate amount of $2,500,000 during any period of four consecutive Fiscal Quarters, and (B) the Compex Acquisition up to a maximum aggregate amount of $4,500,000,”
     (iv) By inserting at the end of the definition of “Revolving Credit Commitment” the following phrase: “; provided, however, that upon the Compex Acquisition Closing Date the Revolving Credit Commitments shall be increased by the commitments set forth on Schedule 2.01(a) hereto.”
(v) By inserting the following new definitions therein in the appropriate alphabetical order:
“Compex Acquisition” means the acquisition by the Borrower of all of the Equity Interests in Compex Technologies, Inc. a Minnesota corporation pursuant to that certain stock purchase agreement dated as of November 11, 2005 and entered into by and among Holdings, Encore-Snow Acquisition Corp. and Compex Technologies, Inc.; provided that, after giving effect to such acquisition, Compex Technologies, Inc. shall be a wholly-owned direct Subsidiary of the Borrower.
“Compex Acquisition Closing Date” means the date Compex Technologies, Inc. merges with and into Encore-Snow Acquisition Corp. as part of the Compex Acquisition, it being understood that the Compex Acquisition Closing Date shall occur on or before June 30, 2006.
“Fourth Amendment” means the Amendment No. 4, dated as of December 20, 2005, to this Agreement among the Borrower, Holdings, the Lenders party thereto and the Administrative Agent.
“Fourth Amendment Effective Date” has the meaning specified in Section 2 of the Fourth Amendment.
     (b) Section 7.03(i)(D) of the Credit Agreement is hereby amended by deleting therein the amounts “$7,500,000” and “$15,000,000” and by replacing such amounts with, respectively, the amounts “$15,000,000” and “$30,000,000”.

          Section 7.11 of the Credit Agreement is hereby amended by deleting therein the schedule of Capital Expenditures and by replacing such schedule with the following schedule:

“Fiscal Year	Amount

2004	$11,100,000
2005	$13,800,000
2006	$13,000,000
2007	$14,200,000
2008	$15,700,000
2009	$17,300,000
2010	$19,000,000	”
     (c) A new Schedule 2.01(a) is added to the Credit Agreement in the form of Schedule I to this Amendment.
          SECTION 2. Waiver. Compliance by Holdings and its Subsidiaries with the limitations set forth in Section 7.03(i)(D) of the Credit Agreement, with respect to the limits on total cash consideration that may be paid by or on behalf of Holdings and its Subsidiaries for any purchase or acquisition of the type described in Section 7.03(i) of the Credit Agreement of no more than $15,000,000 after giving effect to the amendment set forth in Section 1(b) above for any single transaction, is on and as of the Fourth Amendment Effective Date hereby waived by the Lenders, solely to the extent and for the purpose of permitting the Compex Acquisition and the repayment of debt of Compex Technologies, Inc., associated therewith. Notwithstanding such waiver, after consummation of the Compex Acquisition (i) Holdings and its Subsidiaries shall be required to comply with the limitations set forth in Section 7.03(i)(D) of the Credit Agreement, as amended hereby and (ii) without any further action by the Administrative Agent or the Lenders, all of the terms and provisions set forth in the Loan Documents shall have the same force and effect as if this waiver had not been entered into by the parties hereto, and the Administrative Agent and the Lenders shall have all of the rights and remedies afforded to them under the Loan Documents as though no waiver had been granted by them hereunder.
          SECTION 3. Conditions of Effectiveness. Sections 1 and 2 of this Amendment shall become effective as of the date first written above (the “Fourth Amendment Effective Date”) when (i) the Administrative Agent shall have received counterparts of (A) this Amendment executed by the Borrower, the Required Lenders, and solely in respect of Section 1 of this Amendment the Revolving Credit Lenders that shall have increased their Revolving Credit Commitments or, as to any of such Lenders, advice satisfactory to the Administrative Agent that such Lender has executed this Amendment, (B) the Consent and Confirmation attached hereto executed by each of the Loan Parties (other than the Borrower), (C) an opinion of Jackson Walker, L.L.P., counsel to the Borrower, in form and substance satisfactory to the Administrative Agent and its counsel, (D) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower and of each other Loan Party, as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment, and (E) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower and each other Loan

Party is duly organized or formed and is validly existing in its jurisdiction of organization, (ii) the Borrower shall have paid all reasonable out-of-pocket costs and expenses (including the reasonable fees, charges and disbursements of counsel to the Administrative Agent) incurred in connection with the Loan Documents (including this Amendment), (iii) no Default shall have occurred and be continuing, or would occur as a result of the transactions contemplated by this Amendment, and (iv) the Borrower shall have paid, on or before December 29, 2005, for the benefit of each Lender executing this Amendment on or before 5:00 p.m. Eastern time on December 20, 2005, a fee equal to 0.05% of the Commitments of each such Lender.
          SECTION 4. Representations and Warranties of the Borrower. Each of Holdings and the Borrower represents and warrants as follows:
     (a) The execution, delivery and performance by each of Holdings and the Borrower of this Amendment and by each other Loan Party of the Consent and Confirmation and the consummation of the transactions contemplated hereby and thereby, are within its corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) its charter or by-laws or (ii) any law or any contractual restriction binding on or affecting it, the continuation of which would be reasonably likely to have a Material Adverse Effect.
     (b) After giving effect to this Amendment, the representations and warranties contained in each of the Loan Documents are correct in all material respects on and as of the date hereof as though made on and as of such date (other than any such representations or warranties that, by their terms, refer to a specific date other than the date hereof, in which case as of such specific date).
     (c) After giving effect to this Amendment, no event shall have occurred and be continuing that constitutes a Default.
          SECTION 5. Reference to and Effect on the Credit Agreement, the Notes and the Loan Documents. On and after the Fourth Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment. The Credit Agreement, as specifically amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case as amended by this Amendment. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender Party or the Administrative Agent or under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.

          SECTION 6. Execution in Counterparts.
     (a) This Amendment may be executed in any number of counterparts and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same Amendment. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.
     (b) If you agree to the terms and provisions hereof, please evidence such agreement by executing and returning two original counterparts of this Amendment to Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, Attention: Sunita Daswani, facsimile no. (646) 848-4582.
     (c) This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER: ENCORE MEDICAL IHC, INC., a Delaware corporation
By:	/s/ Harry L. Zimmerman
	Name:	Harry L. Zimmerman
	Title:	Executive Vice President-General Counsel

HOLDINGS: ENCORE MEDICAL CORPORATION, a Delaware corporation
By:	/s/ Harry L. Zimmerman
	Name:	Harry L. Zimmerman
	Title:	Executive Vice President-General Counsel

Agreed as of the date first above written:

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Paul Folino
	Name:	Paul Folino
	Title:	Assistant Vice President

CONSENT AND CONFIRMATION
Dated as of December 20, 2005
          Each of the undersigned hereby consents to the foregoing Amendment and hereby (a) confirms and agrees that notwithstanding the effectiveness of such Amendment, each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that, on and after the effectiveness of such Amendment, each reference in the Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Credit Agreement, as amended by such Amendment, (b) confirms and agrees that the pledge and security interest in the Collateral granted by it pursuant to the Collateral Documents to which it is a party shall continue in full force and effect, and (c) acknowledges and agrees that such pledge and security interest in the Collateral granted by it pursuant to such Collateral Documents shall continue to secure the Obligations purported to be secured thereby, as amended or otherwise affected hereby.
          This Consent and Confirmation shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the undersigned hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York, New York county and the courts of the United States of America located in the Southern District of New York and hereby agrees that any legal action, suit or proceeding arising out of or relating to the foregoing Amendment and this Consent and Confirmation may be brought against them in any such courts. This Consent and Confirmation may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Consent and Confirmation by telecopier shall be effective as delivery of a manually executed counterpart of this Consent and Confirmation.

ENCORE MEDICAL IHC, INC.

ENCORE MEDICAL CORPORATION

ENCORE MEDICAL, L.P.

ENCORE MEDICAL GP, INC.

ENCORE MEDICAL PARTNERS, INC.

ENCORE MEDICAL ASSET CORPORATION

ENCORE — OTI ACQUISITION LLC

EMPI, INC.

EMPI CORP.

EMPI SALES CORP.

By:	/s/ Harry L. Zimmerman
	Name:	Harry L. Zimmerman
	Title:	Executive Vice President — General Counsel